Exhibit 5.1

Our ref	AEO\624161\3092248v3
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com
Noah Education Holdings Ltd.
10th Floor, B Building
Futian Tian’an Hi-Tech Venture Park
Futian District
Shenzhen, Guangdong 518048
People’s Republic of China
17 February 2009
Dear Sirs
Noah Education Holdings Ltd.
We have examined the Registration Statement on Form S-8 to be filed by Noah Education Holdings Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 1,909,068 ordinary shares of par value US$0.00005 each (the “Shares”) for issuance pursuant to the Company’s 2008 Share Incentive Plan (the “Plan”).
As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.
It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to the administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully
/s/ Maples & Calder